                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 16, 2004


                            CENTURY ALUMINUM COMPANY
             (Exact name of registrant as specified in its charter)



               DELAWARE                                 0-27918                              13-3070826
    (State or other jurisdiction of            (Commission File Number)           (IRS Employer Identification No.)
            Incorporation)

         2511 GARDEN ROAD
         BUILDING A, SUITE 200
         MONTEREY, CALIFORNIA                                                                   93940
(Address of principal executive offices)                                                     (Zip Code)


                                 (831) 642-9300
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

      On March 16, 2004, Century Aluminum Company ("Century") issued a press release announcing that it entered into an agreement with Columbia Ventures Corporation ("CVC"), a U.S. company, to purchase up to 100 percent of the shares of Nordural hf, an Icelandic company that owns and operates a 90,000 metric ton per year (mtpy) primary aluminum plant at Grundartangi, Iceland. The Nordural plant began operation in 1998. An expansion is planned that will double its capacity to 180,000 mtpy by 2006.

      The agreement provides that Century will acquire 49.9 percent of Nordural from CVC for $75 million. Century anticipates that its purchase will increase to 100 percent of Nordural subject to the satisfaction of certain conditions that are expected to be met by March 31, 2004. The purchase price for CVC's entire interest would be $150 million. In addition, Nordural has long-term debt (including current portion) of approximately $190 million. The agreement also provides for a contingent payment of $25 million to CVC upon the commencement of the expansion. The purchase price is subject to a customary adjustment based on changes in selected balance sheet accounts, calculated as of the date of closing. Century intends to use proceeds from a registered equity offering to finance the acquisition. The transaction is expected to close by May 31, 2004, subject to satisfaction of customary closing conditions.

      A copy of the press release is attached hereto as Exhibit 99.1.

      The audited financial statements for Nordural hf begin on page 4 of this Form 8-K, followed by separate unaudited pro forma consolidated financial information reflecting Century's acquisition of both a 100% and 49.9% interest in Nordural.

FORWARD-LOOKING STATEMENTS

      This Form 8-K may contain certain "forward-looking statements." Century has based these forward-looking statements on current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as "expects," "anticipates," "plans," "believes," "projects," "estimates," "should," "will," and "potential" and variations of such words. These forward-looking statements are subject to risks, uncertainties and assumptions and readers are cautioned that actual results could differ materially and, therefore, they should not place undue reliance on any forward-looking statements. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                     PAGE
                                                                                                     ----
                  AUDITED FINANCIAL STATEMENTS FOR NORDURAL HF
Report of PricewaterhouseCoopers hf.........................................................           4
Statements of Income for the Years Ended December 31, 2001, 2002 and 2003...................           5
Balance Sheets as of December 31, 2002 and 2003.............................................           6
Statements of Stockholder's Equity for the Years Ended December 31, 2001, 2002 and 2003.....           7
Statements of Cash Flows for the Years Ended December 31, 2001, 2002 and 2003...............           8
Notes to Financial Statements...............................................................           9


             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                100% ACQUISITION

Introduction to Unaudited Pro Forma Consolidated Financial Information......................          18
Unaudited Pro Forma Consolidated Balance Sheet..............................................          19
Notes to Unaudited Pro Forma Consolidated Balance Sheet.....................................          20
Unaudited Pro Forma Consolidated Statement of Operations....................................          21
Notes to Unaudited Pro Forma Consolidated Statement of Operations...........................          23

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                49.9% ACQUISITION

Introduction to Unaudited Pro Forma Consolidated Financial Information......................          24
Unaudited Pro Forma Consolidated Balance Sheet..............................................          25
Notes to Unaudited Pro Forma Consolidated Balance Sheet.....................................          26
Unaudited Pro Forma Consolidated Statement of Operations....................................          27
Notes to Unaudited Pro Forma Consolidated Statement of Operations...........................          28


REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF NORDURAL HF

We have audited the accompanying balance sheets of Nordural hf, as of December 31, 2003 and 2002, and the related statements of income, of cash flows and of stockholder's equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards in Iceland and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nordural hf, at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in Iceland.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for deferred income taxes during the year ended December 31, 2003.

Accounting principles generally accepted in Iceland vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2003 and the determination of stockholders' equity at December 31, 2003 and 2002 to the extent summarized in Note 14 to the financial statements.

                          Reykjavik, February 24, 2004

                            PRICEWATERHOUSECOOPERS HF

/s/  Reynir Vignir                           /s/  Kristinn Freyr Kristinsson

Reynir Vignir                                Kristinn Freyr Kristinsson
State authorized public accountant           State authorized public accountant

                                   NORDURAL HF

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                             2001               2002               2003
                                             ----               ----               ----

Net sales .........................     $  85,680,296      $  97,005,762      $ 100,938,674

Cost of goods sold ................        48,437,463         59,841,355         66,619,936
                                        -------------      -------------      -------------

Gross profit ......................        37,242,833         37,164,407         34,318,738

General and administrative expenses           563,823            945,666            557,673

Depreciation and amortization .....        12,918,975         14,980,220         15,383,262
                                        -------------      -------------      -------------

Profit before interest and taxes ..        23,760,035         21,238,521         18,377,803

Interest expenses .................       (13,450,888)       (10,984,055)        (5,401,436)

Investment income .................                 0            369,929          3,063,420
                                        -------------      -------------      -------------

Profit before taxes ...............        10,309,147         10,624,395         16,039,787

Income tax ........................                 0                  0          2,887,162
                                        -------------      -------------      -------------

Net profit ........................     $  10,309,147      $  10,624,395      $  13,152,625
                                        =============      =============      =============


                                   NORDURAL HF

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 2002 AND 2003

ASSETS                                            2002               2003
------                                            ----               ----

CURRENT ASSETS

Cash ...................................     $  16,712,627      $   9,898,090
Accounts receivable ....................         2,851,606          5,897,351
Advance to parent company ..............         2,341,041         14,876,843
Inventory and supplies .................        10,952,489         12,634,998
Prepaid cost ...........................         1,125,819            366,383
Taxes receivable .......................         1,231,076          1,296,825
                                             -------------      -------------
TOTAL CURRENT ASSETS ...................        35,214,658         44,970,490
                                             -------------      -------------

LONG-TERM ASSETS

Property, plant and equipment, net .....       227,652,060        215,897,001
Other assets ...........................        14,925,663         13,925,811
                                             -------------      -------------

TOTAL LONG-TERM ASSETS .................       242,577,723        229,822,812
                                             -------------      -------------

TOTAL ASSETS ...........................     $ 277,792,381      $ 274,793,302
                                             =============      =============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES

Accounts payable .......................     $   5,975,318      $   6,463,226
Accounts payable, parent company .......                 0            146,559
Accrued interest .......................           982,907            135,831
Accrued liabilities ....................         1,422,196          1,931,894
Current portion of long-term liabilities        10,033,404         14,410,808
                                             -------------      -------------
                                                18,413,825         23,088,318
                                             -------------      -------------

LONG-TERM LIABILITIES

Senior credit facility .................       151,556,600        178,321,500
Debt payable to bank ...................         2,976,190          2,692,065
Smelter site lease agreement ...........         7,651,007          7,421,441
Other long-term liabilities ............         1,196,517          2,140,999
Deferred income taxes ..................                 0          4,439,585
                                             -------------      -------------
                                               163,380,314        195,015,590
Current portion of long-term liabilities       (10,033,404)       (14,410,808)
                                             -------------      -------------
                                               153,346,910        180,604,782
                                             -------------      -------------

TOTAL LIABILITIES ......................       171,760,735        203,693,100
                                             -------------      -------------

STOCKHOLDER'S EQUITY

Capital stock ..........................        97,444,856         59,500,000
Retained earnings ......................         8,586,790         11,600,202
                                             -------------      -------------
                                               106,031,646         71,100,202
                                             -------------      -------------

TOTAL EQUITY AND LIABILITIES ...........     $ 277,792,381      $ 274,793,302
                                             =============      =============

                                   NORDURAL HF

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                             CAPITAL STOCK     RETAINED EARNINGS       TOTAL EQUITY
                                                             -------------     -----------------       ------------
Balance at January 1, 2001...........................       $   97,444,856      $  (12,346,752)      $   85,098,104

Net profit...........................................                               10,309,147           10,309,147
                                                            --------------      --------------       --------------

Balance at December 31, 2001.........................           97,444,886          (2,037,605)          95,407,251

Net profit...........................................                               10,624,395           10,624,395
                                                            --------------      --------------       --------------

Balance at December 31, 2002.........................           97,444,856           8,586,790          106,031,646

Dividend.............................................                               (8,586,790)          (8,586,790)

Repurchased capital stock............................          (37,944,856)                             (37,944,856)

Deferred tax liability...............................                               (1,552,423)          (1,552,423)

Net profit...........................................                               13,152,625           13,152,625
                                                          ----------------    ----------------     ----------------

Balance at December 31, 2003.........................       $   59,500,000      $   11,600,202       $   71,100,202
                                                            ==============      ==============       ==============

                                   NORDURAL HF

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                                                   2001              2002              2003
                                                                   ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES

Cash from operations:
Net profit ...............................................     $ 10,309,147      $ 10,624,395      $ 13,152,625
Items not affecting cash:
Depreciation and amortization ............................       12,918,975        14,980,220        15,383,262
Changes in deferred tax liability ........................                0                 0         2,887,162
Gain on the sale of assets ...............................                0                 0           (41,942)
                                                               ------------      ------------      ------------
                                                                 23,228,122        25,604,615        31,381,107
                                                               ------------      ------------      ------------

DECREASE (INCREASE) IN OPERATING ASSETS

Accounts receivable and other current assets .............        3,780,189            51,081        (2,352,058)
Inventories ..............................................       (3,409,093)       (1,602,905)       (1,682,509)
Increase in accounts receivable, parent company ..........                0        (2,862,189)      (12,535,802)
INCREASE (DECREASE) IN OPERATING LIABILITIES
Accounts payable .........................................       (1,339,535)          830,551           487,908
Accounts payable, parent company .........................        4,675,668        (6,854,256)          146,559
Accrued interest and liabilities .........................         (459,197)        1,278,313          (337,378)
                                                               ------------      ------------      ------------
                                                                  3,248,032        (9,159,405)      (16,273,280)
                                                               ------------      ------------      ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES ................       26,476,154        16,445,210        15,107,827
                                                               ------------      ------------      ------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES

Investment in property, plant and equipment ..............      (27,240,488)       (2,194,901)         (831,761)
Investment in other assets ...............................       (1,063,921)         (196,147)       (1,900,048)
Assets sold ..............................................                0                 0           145,400
                                                               ------------      ------------      ------------
                                                                (28,304,409)       (2,391,048)       (2,586,409)
                                                               ------------      ------------      ------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES

New long-term liabilities ................................       22,286,546           910,590        41,149,682
Payment of long-term liabilities .........................       (7,146,999)      (20,483,812)      (13,953,991)
Changes in current liabilities due to expansion ..........       (2,757,400)                0                 0
Dividend paid ............................................                0                 0        (8,586,790)
Repurchase of capital stock ..............................                0                 0       (37,944,856)
                                                               ------------      ------------      ------------
                                                                 12,382,147       (19,573,222)      (19,335,955)
                                                               ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH ..........................       10,553,892        (5,519,060)       (6,814,537)

Cash, beginning of period ................................       11,677,795        22,231,687        16,712,627
                                                               ------------      ------------      ------------
CASH, END OF PERIOD ......................................     $ 22,231,687      $ 16,712,627      $  9,898,090
                                                               ============      ============      ============

                                   NORDURAL HF

                          NOTES TO FINANCIAL STATEMENTS

1.    THE COMPANY

      Nordural hf (the "Company"), a wholly-owned subsidiary of Columbia Ventures Corporation, was incorporated in Reykjavik, Iceland, on February 28, 1997. The Company was formed to develop and operate an aluminum smelter in Grundartangi, Iceland.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation

      The accompanying financial statements are stated on an accrual basis prepared in accordance with Generally Accepted Accounting Principles in Iceland.

      Functional currency

      Amounts in the Company's books and these financial statements are denominated in US dollars as all of the Company's revenues and a significant portion of the Company's expenses are denominated in US dollars.

      Management's Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

      Changes in Accounting Policies and Presentation

      In 2003, changes were made to the Icelandic law which require calculations and recording of a deferred income tax liability in the financial statements. Accordingly, during 2003, a deferred income tax liability is recorded in the Company's financial statements to provide for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts. The amount of the cumulative deferred tax liability that applies to 2002 has been recorded as a reduction to retained earnings of $1,552,423 as of January 1, 2003.

      Property, Plant and Equipment

      Property plant and equipment is stated at cost. Additions, renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred and costs of improvements and renewals are capitalized. Depreciation is determined by the straight-line method based on the estimated useful lives of the related assets. Upon disposal, cost and related accumulated depreciation of the assets are removed from the accounts and resulting gains or losses are included in earnings.

      Depreciation is calculated on a straight line basis. The following annual percentages of cost are used:

     Buildings and improvements............................................     20 to 40 years
     Machinery and equipment...............................................     5 to 33 years
     Transportation vehicles...............................................     5 years

                                   NORDURAL HF

      Other assets

      Other assets primarily include net unamortized financing costs of $7,857,767 in connection with the senior credit facility and payments made to expand production capacity according to contracts for supply of certain raw materials of $5,536,057, net of amortization. Such payments represent a downpayment on raw materials to be supplied through 2013. The Company's policy is to amortize those payments using the greater of (a) straight line over the contract period; or (b) the ratio of current purchases of raw materials in the period to the total of current and anticipated future purchases. Since raw materials are generally used ratably over the contract period, applying either method results in approximately the same amounts. Financing costs are amortized over 10 to 15 years and the payments made for the supply contract are amortized over 12.5 years, in accordance with the length of the contract.

      Inventories and Supplies

      Inventories and supplies are stated at the lower of cost or market value. Cost is determined by the first-in, first-out (FIFO) method except for supplies inventories which are based upon the average cost method.

      Accounts receivable

      Accounts receivable are valued at nominal value. The Company's accounts receivable with a tolling customer described in Note 8 comprise 89.26% and 92.01% of the remaining balance of accounts receivable at December 31, 2002 and 2003.

      Derivative Financial Instruments

      The Company enters into various derivative instruments to protect itself from fluctuating prices and rates. From time to time the Company purchases options to hedge a portion of its exposure to price fluctuations of aluminum. Hedging gains and losses are recognized concurrently with related sales transactions.

      Revenue Recognition

      Revenues are recognized when title, risk of loss and ownership passes to customers in accordance with contract terms. Revenues for the conversion of alumina and processing of aluminum under tolling arrangements are recognized upon completion of the tolling process. The tolling process is considered complete when the customer assumes the risk of ownership of the finished aluminum (Note 8).

      Income Taxes

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at the balance sheet date based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income.

      A deferred income tax liability generally reflects the income tax which would be payable, according to current tax law, if the Company's assets were to be sold or redeemed at book value. Under an agreement with Icelandic Authorities the Company's tax rate is 33%. The agreement contains a provision which allows for the Company to opt out of the agreement and be subject to general corporate tax rates in Iceland. Effective January 1, 2002, the general corporate tax rate was reduced from 33% to 18%. The Company has used the statutory Icelandic tax rate of 18% to calculate the deferred tax liability as it is anticipated that this will be the effective tax rate when tax payments will have to be made.

                                   NORDURAL HF

3.    LONG-TERM ASSETS

      Changes in net value of property, plant and equipment:

                                                   2002               2003
                                                   ----               ----

Booked value, beginning of year .........     $ 237,578,397      $ 227,652,060
Additions ...............................         2,194,901            831,761
Properties sold .........................                             (103,458)
Depreciation charges ....................       (12,121,238)       (12,483,362)
                                              -------------      -------------
Net value, end of year ..................     $ 227,652,060      $ 215,897,001
                                              =============      =============

CHANGES IN NET VALUE OF OTHER ASSETS:

FINANCING AND CARBON ANODE CONTRACT COST:

Net value, beginning of year ............     $  17,320,039      $  14,461,057
Additions ...............................                            1,832,667
Amortization ............................        (2,858,982)        (2,899,900)
                                              -------------      -------------
Net value, end of year ..................        14,461,057         13,393,824
Other intangible assets .................           430,699            498,080
Other ...................................            33,907             33,907
                                              -------------      -------------
                                              $  14,925,663      $  13,925,811
                                              =============      =============

4.    TAXES RECEIVABLE

      Taxes receivable includes Value Added Tax from the Icelandic tax office and tax on interest earned.

5.    INVENTORIES AND SUPPLIES

      Inventories and supplies are as follows at December 31,

                               2002            2003
                               ----            ----
Aluminum in pots .....     $ 1,855,800     $ 1,983,600
Molten/bath chemicals        1,188,950       1,345,583
Carbon anodes ........       1,958,245       2,140,808
Lining material ......       1,158,421       1,952,312
Materials and supplies       4,791,073       5,212,695
                           -----------     -----------
                           $10,952,489     $12,634,998
                           ===========     ===========

6.    INCOME TAXES

      Changes in the deferred income tax liability during the year is as follows:

Deferred tax liability, January 1, 2003 ..................     $1,552,423
Calculated income tax for the year ended December 31, 2003      2,887,162
Income tax to be paid in 2004 due to 2003 operations .....              0
                                                               ----------
Deferred tax liability, December 31, 2003 ................     $4,439,585
                                                               ==========

                                   NORDURAL HF

      Components of the deferred income tax liability are as follows:

                                                                            JANUARY 1, 2003       DECEMBER 31, 2003
                                                                            ---------------       -----------------
Property, plant and equipment........................................       $  22,569,250          $  46,646,798
Net operating loss carry forward.....................................         (17,722,472)           (24,354,936)
Cost allowance.......................................................            (120,000)                (7,500)
Investment fund under tax law........................................           3,897,794              2,380,000
                                                                            -------------          -------------
   Net temporary differences.........................................           8,624,572             24,664,362
                                                                            -------------          -------------
Income tax (18%).....................................................       $   1,552,423          $   4,439,585
                                                                            =============          =============


7.    LONG-TERM LIABILITIES

      Long-term liabilities consist of the following:

                                                                                        2002               2003
                                                                                        ----               ----
Credit facility payable to banks, due in semiannual installments with final repayment on June 30, 2018; interest paid at the end of each interest period which can vary from one to six months, at LIBOR (London Interbank Offered Rate)
plus 1.45% (interest rate 2.5838% at December 31, 2003)...........................                     $ 178,321,500

Credit facility payable to banks, due in semiannual installments with final repayment on June 30, 2013; interest paid at the end of each interest period which can vary from one to six months at London Interbank Offered Rate (LIBOR)
plus 1.3% to 1.5% margin (interest rate 3.26% at December 31, 2002)...............  $ 151,556,600

Debt payable to bank due in quarterly installments (annuity) with final repayment on August 1, 2012; interest payable at three month London Interbank
Offered Rate (LIBOR) plus 0.2% (interest rate 2.01% and 1.34% at December 31,
2002 and 2003)....................................................................      2,976,190          2,692,065

Other long-term liability will accumulate until April 25, 2005 when a bond will be issued; interest will be accumulated and is calculated at three month London
Interbank Offered Rate (LIBOR) plus 0.75% (interest rate 2.71% and 1.98% at
December 31, 2001 and 2002)                                                             1,196,517          2,140,999
                                                                                    -------------      -------------

                                                                                      155,729,307        183,154,564
Less:  current portion                                                                 (9,803,839)       (14,165,104)
                                                                                    -------------      -------------
                                                                                    $ 145,925,468      $ 168,989,460
                                                                                    =============      =============

                                   NORDURAL HF

      Future annual maturities of the above long-term debts are as follows:

                           2003
                           ----
Maturity 2004..............................................................................            14,165,104
Maturity 2005..............................................................................            12,317,362
Maturity 2006..............................................................................            11,208,427
Maturity 2007..............................................................................            12,136,092
Maturity 2008..............................................................................            12,961,415
Thereafter.................................................................................           120,366,164
                                                                                                     ------------
                                                                                                     $183,154,564
                                                                                                     ============

      All of the assets of the Company are pledged as collateral for the credit facility. If the price of aluminum falls below designated levels for six months prior to a payment date and certain debt coverage ratios are not met, the credit facility agreement provides for deferral of principal payments. Acceleration of principal payments is required if certain debt coverage ratios are exceeded.

      Leases

      The State Treasury of Iceland provided $7,000,000 to cover certain site infrastructure costs of Nordural. Accrued interest on the loan of $1,113,932 has been added to the principal. The value of these infrastructure costs shall be repaid as part of the lease payments for the site over a period of seventeen years, plus interest at a fixed rate (6.725% at December 31, 2003), which is tied to the long-term borrowing rate of an agency of the Icelandic government.

      Future lease principal payments are as follows:

2004.......................................................................................        $      245,704
2005.......................................................................................               262,980
2006.......................................................................................               281,480
2007.......................................................................................               300,000
2008.......................................................................................               320,000
Thereafter.................................................................................             6,011,277
                                                                                                   --------------
                                                                                                   $    7,421,441
                                                                                                   ==============

8.    TOLLING CONTRACT

      The Company is a party to a tolling contract which expires December 31, 2013. Under the contract the customer owns all of the primary raw material and finished goods. Nordural receives revenues based upon the London Metal Exchange price of aluminum for converting the primary raw materials into finished goods. The contract specifies standard usage rates of the primary raw materials. Variations of actual usage from such standard usage may result in additional amounts due to or due from the customer. Sales under the tolling agreement totalled approximately $84,588,000 in 2001, $95,850,000 in 2002 and $100,961,000
in 2003.

9.    DERIVATIVE FINANCIAL INSTRUMENTS

      In 2002 and 2003, the Company purchased put options that allowed the Company to sell 4,500 metric tons of aluminum per month at $1,250 per metric ton through the end of April 2004. Premiums paid in 2003 were $513,000, of which $171,000 were deducted from net sales and $342,000 is a part of prepaid cost in the Balance sheet at December 31, 2003. In addition, prepaid premiums at January 1, 2003 of $1,008,000 were deducted from net sales during 2003.

                                   NORDURAL HF

10.    RELATED PARTY TRANSACTIONS

      The company had made advances to its sole shareholder in the amount of $2,341,041 and $14,876,843 at December 31, 2002 and 2003.

11.   COMMITMENTS AND CONTINGENCIES

      The Company has entered into an operating land lease. Lease obligations accrue from July 1, 1997, and payments will be made on January 2nd of each year.

      Future minimum lease commitments are as follows:

2004.......................................................................................        $       15,000
2005-2009..................................................................................                75,000
2010-2014..................................................................................                75,000
2015-2019..................................................................................                75,000
2020.......................................................................................                15,000
                                                                                                   --------------
                                                                                                   $      255,000
                                                                                                   ==============

      The Company purchases all of its power (the majority on a take or pay basis) from the Iceland Power Company at a rate that varies with the price of aluminum. The contract expires October 31, 2019. To the extent that the Company has received a benefit of reduced power prices, the Company may pay higher power prices in the future should the price of aluminum exceed specified levels.

      The Company is a party to a contract for the annual purchase of 48,000 metric tons (+/-10%) of certain raw materials for delivery through 2013. The purchase price is adjusted annually throughout the term of the contract based upon the supplier's raw material and operating costs.

      In conjunction with the refinancing of the Senior Credit Facility completed in September 2003, the Company will be obligated to pay the bank group additional fees of $832,500 if specific bank financing for the expansion of the annual operating capacity of the plant to 180,000 tonnes is not completed by June 10, 2004.

      The Company, in the regular course of business, is involved in investigations and claims by various regulatory agencies none of which the Management of the Company believes will have a ultimate resolution that will be material.

      The Company has entered into several operating lease agreements for mobile equipment and monthly lease payments are charged to the income statement. At the year end the remaining amount of these agreements are approximately $1,041,800 and expire through the year 2008.

12.   MORTGAGES

      The Company has issued a general bond of $197,600,000 as a guarantee for the senior credit facility specified in Note 7. The general bond holds a first mortgage on all the following assets:

      A.    All assets located within the smelter site.

      B.    The harbour installations.

      C. All other properties and assets owned by the Company from time to time.

                                   NORDURAL HF

13.   OPERATING LICENSE

      The Company has an operating license for the production of up to 180,000 tonnes of aluminum per year in the smelter at Grundartangi. This operating license was issued by the Icelandic Minister for the Environment on March 26, 1997 and confirmed by the Environmental and Food Agency of Iceland on November 2, 1999. The Company continues to operate pursuant to this license. In February 2003, this license was amended subject to start up of additional production capacity to allow for production up to 300,000 tonnes of aluminum per year.

14. SUMMARY OF DIFFERENCES BETWEEN ICELANDIC AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in Iceland (Icelandic GAAP) which differ in certain material respects from accounting principles generally accepted in the United States (U.S. GAAP). The following is a summary of the material adjustments to net profit which would have been required, if U.S. GAAP had been applied instead of Icelandic GAAP.

      Effect on net profit of differences between Icelandic GAAP and U.S. GAAP:

                                                           YEAR ENDED            YEAR ENDED            YEAR ENDED
                                                        DECEMBER 31, 2001    DECEMBER 31, 2002     DECEMBER 31, 2003
Net profit under Icelandic GAAP .................         $ 10,309,147          $ 10,624,395          $ 13,152,625
U.S. GAAP adjustments:
   Deferred financing costs .....................              284,754               340,388              (264,016)
   Capital leases ...............................              (20,284)               48,199                33,203
   Income taxes .................................            1,018,395            (2,445,243)               41,547
                                                          ------------          ------------          ------------
Net income under U.S. GAAP ......................           11,592,012             8,567,739            12,963,359
Other comprehensive income:
   Unrealized gain (loss) on interest rate swaps,
     net of $1,404,000 in tax ...................           (2,850,000)            2,850,000
   Unrealized gains (losses) on hedging
     transactions, net of tax of $80,421 and
     $61,527 in 2002 and 2003 ...................                                   (366,361)               86,068
                                                          ------------          ------------          ------------
Other comprehensive income ......................         $  8,742,012          $ 11,051,378          $ 13,049,427
                                                          ============          ============          ============

                                   NORDURAL HF

      Effect on Stockholder's Equity of differences between Icelandic GAAP and U.S. GAAP:

                                                                  DECEMBER 31,           DECEMBER 31,
                                                                      2002                   2003
                                                                      ----                   ----
Stockholder's equity under Icelandic GAAP ..............         $ 106,031,646          $  71,100,202
Adjustments:
   Deferred financing costs ............................              (596,843)              (860,859)
   Capital leases ......................................               (63,010)               (29,807)
   Deferred income taxes ...............................            (1,426,849)               167,121
   Cumulative unrealized losses on hedging transactions,
     net of income taxes ...............................              (366,361)              (280,293)
                                                                 -------------          -------------
Stockholder's equity under U.S. GAAP ...................         $ 103,578,583          $  70,096,364
                                                                 =============          =============

      A summary of the principal differences applicable to the financial statements is set out below:

      Deferred financing costs

      Under Icelandic GAAP, the Company capitalizes all bank fees and third party costs associated with refinancing the senior credit facility. In addition, upon refinancing, deferred costs have been amortized over the original term of the related facility.

      Under U.S. GAAP, fees paid to a bank upon refinancing may be deferred and amortized over the term of the credit facility. However, all third party costs associated with a refinancing that is not debt extinguishment must be expensed. In addition, any unamortized costs from an earlier financing are amortized over the term of the new credit facility.

      Capital leases

      Under Icelandic GAAP, payments associated with equipment leases whose term approximates the useful life of the associated equipment may be expensed as incurred, even though title to equipment passes to the lessee at the end of the term.

      Under U.S. GAAP, if there is a bargain purchase option at the end of the lease or title to equipment transfers to the lessee, then these leases shall be accounted for as capital leases. Under U.S. GAAP, at the onset of a lease, the cost of the equipment is recorded in the assets of the company as property, plant and equipment and depreciated over its useful life, while a corresponding liability entitled, "Obligation under Capital Lease" is recorded. As payments are made on the leases, the liability is reduced while an interest portion of each payment is recorded as expense in the income statement. The gross amount of equipment recorded under capital leases was $1,539,790 and $1,418,476 at December 31, 2003 and 2002.

      Interest rate swap contracts and derivative financial instruments

      Under Icelandic GAAP, interest rate swap contracts undertaken for the purpose of hedging outstanding borrowings are accounted for off-balance sheet by recording net payments or receipts as a component of interest expense. In addition, the cost of financial derivatives undertaken for the purpose of hedging the future price volatility of a commodity are deferred and recorded in sales concurrent with the sale of the commodity that was hedged.

                                   NORDURAL HF

      The requirements for hedge accounting under U.S. GAAP are more prescriptive than those under Icelandic GAAP. Under U.S. GAAP, to qualify for hedge accounting, interest rate swaps and commodity derivatives must not only be designated as hedges, but at inception and throughout the term of the swap there must be a high correlation between the market values of the contracts and the outstanding balance of the underlying debt or commodity being hedged. The principal amounts of the Company's outstanding debt and the volume of the commodity hedged correlate sufficiently with the notional amounts of the swap contracts and commodities derivative instruments to qualify for hedge accounting. Given the nature of these contracts, they are accounted for as cash flow hedges. Therefore, under U.S. GAAP these contracts are marked to market at the balance sheet dates with any difference between the market value and the carrying amount recorded in the equity section of the balance sheet as other comprehensive income (loss).

      Deferred income taxes

      Under Icelandic GAAP, prior to 2003, deferred income taxes were not required to be recorded in the financial statements of a company. Rather, footnote disclosure of the items that caused a difference between book income and taxable income was made. Beginning in 2003, it was required that deferred taxes be recorded in the financial statements.

      Under U.S. GAAP, deferred taxes are accounted for on all temporary differences, including those resulting from other U.S. GAAP adjustments, and a valuation allowance is established to reduce deferred tax assets to the amount which more likely than not will not be realized in future periods based on current estimates of future taxable income, along with proper tax planning strategies.

      The components of the net deferred tax liabilities under U.S. GAAP, which have been netted with respect to noncurrent amounts, as of December 31, 2002 and 2003 are as follows:

                                                  2002                2003
                                           ASSET (LIABILITY)   ASSET (LIABILITY)
Tax over book depreciation ...........       $(4,735,667)         $(8,816,673)
Tax loss carryforwards ...............         3,308,818            4,544,208
                                             -----------          -----------
Net non-current deferred tax liability       $(1,426,849)         $(4,272,464)
                                             ===========          ===========


      On January 1, 2002, the Icelandic statutory rate was decreased from 33% to 18%. This decrease in effective rate resulted in a decrease to net deferred tax assets and additional tax expense of $462,907.

      In 2001, the Company's provision for income taxes includes tax expense calculated at a statutory tax rate of 33% of $3,489,293 which is offset by a reduction of a valuation allowance of $4,507,688 which nets to a tax benefit of $1,018,395. In 2001, the valuation allowance was reduced to zero as based upon the Company's ability to generate profits, a valuation allowance was no longer deemed necessary.

                                 INTRODUCTION TO
                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                               (100% ACQUISITION)

      The following tables present Century's unaudited pro forma consolidated balance sheet as of December 31, 2003 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2003. The unaudited pro forma consolidated financial data presented below has been derived from (1) Century Aluminum Company's audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2003; and (2) the separate audited financial statements and accompanying notes of Nordural hf for the year ended December 31, 2003, which are included in this Current Report on Form 8-K. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what Century's results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project Century's results of operations or financial condition as of any date or for any future period. Among other things, the unaudited pro forma consolidated financial data does not reflect the effects of Century's acquisition of the remaining 20% interest in its Hawesville primary aluminum reduction facility prior to the closing of that acquisition in April 2003.

      The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives pro forma effect to the following events as if they were consummated on January 1, 2003:

      - Century's acquisition of 100% of the outstanding equity shares of Nordural hf;

      - Century's anticipated issuance and sale of common stock to finance the Nordural acquisition; and

      - other adjustments that management believes are directly related to the Nordural acquisition.

      The unaudited pro forma consolidated balance sheet as of December 31, 2003 gives effect to these events as if they were consummated on December 31, 2003.

      The Nordural acquisition would be accounted for using the purchase method of accounting. Under the purchase method of accounting, the cash payment of the estimated aggregate purchase price for Nordural (including transaction fees and expenses) would be allocated to the tangible assets, identifiable intangible assets and liabilities of Nordural, based upon their respective fair values. The allocation of the purchase price, useful lives assigned to assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain preliminary assumptions that we believe are reasonable under the circumstances. Century has not yet completed the fair market value allocation to the specific assets and liabilities of Nordural. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data and the effects could be material. The acquisition of Nordural is subject to certain conditions, including the successful completion of a planned equity offering, and there can be no assurance that the acquisition will be consummated.

      The unaudited pro forma consolidated financial data should be read in conjunction with: (1) Century's audited consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Annual Report on Form 10-K for the year ended December 31, 2003, and (2) the separate audited financial statements and accompanying notes of Nordural hf which are included elsewhere in this Current Report on Form 8-K.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               (100% ACQUISITION)
                             AS OF DECEMBER 31, 2003
                             (Dollars in Thousands)

                                                                            U.S. GAAP    U.S. GAAP     PRO FORMA        PRO FORMA
                                                    CENTURY    NORDURAL    ADJUSTMENTS   NORDURAL    ADJUSTMENTS     CONSOLIDATED
                                                    -------    --------    -----------   --------    -----------     ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................       $   28,204  $    9,898                $    9,898   $   3,277   (1) $    41,379
                                                                                                       165,675   (3)
                                                                                                      (165,675)  (2)
  Accounts receivable - net................           51,370       5,897                     5,897                        57,267
  Due from affiliates......................           10,957      14,877                    14,877     (14,877)  (1)      10,957
  Inventories..............................           89,360      12,635                    12,635                       101,995
  Prepaid and other current assets.........            4,101       1,663                     1,663                         5,764
  Deferred taxes - current portion.........            3,413                                     -                         3,413
                                                  ----------  ----------   ----------   ----------   ---------       -----------
          Total current assets.............          187,405      44,970            -       44,970     (11,600)          220,775
Property, Plant and Equipment - net........          494,957     215,897          832      216,729     115,971   (2)     827,657
Intangible Asset - net.....................           99,136                                     -                        99,136
Other Assets...............................           28,828      13,926         (861)      13,065     (13,065)  (2)      28,828
                                                  ----------  ----------   ----------   ----------   ---------       -----------
          Total............................       $  810,326  $  274,793          (29)  $  274,764   $  91,306       $ 1,176,396
                                                  ==========  ==========   ==========   ==========   =========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

  Accounts payable, trade..................       $   34,829  $    6,463                $    6,463                        41,292
  Due to affiliates........................           27,139         147                       147                        27,286
  Industrial revenue bonds.................            7,815                                     -                         7,815
  Current portion of long term debt........                       14,411                    14,411                        14,411
  Accrued and other current liabilities....           30,154       2,067          280       2,347                         32,501
  Accrued employee benefits costs -
    current portion........................            8,934                                     -                         8,934
  Deferred Taxes - current portion.........                -                                     -                             -
                                                  ----------  ----------   ----------   ----------   ---------       -----------
   Total current liabilities...............          108,871      23,088          280       23,368           -           132,239

Long Term Debt - net.......................          322,310     174,024          862      174,886                       497,196
Notes Payable - Affiliates.................           14,000                                     -                        14,000
Accrued Pension Benefits Costs - Less current
  portion..................................           10,764                                -                             10,764
Accrued Postretirement Benefits Costs - Less
  current portion..........................           78,218                                -                             78,218
Other Liabilities..........................           33,372       2,141                     2,141                        35,513
Deferred Taxes - Less current portion.....            55,094       4,440         (167)       4,273      (4,273)  (2)      55,094
                                                  ----------  ----------   ----------   ----------   ---------       -----------
          Total noncurrent liabilities.....          513,758     180,605          695      181,300      (4,273)          690,785
CONTINGENCIES AND COMMITMENTS
SHAREHOLDERS' EQUITY:
  Convertible preferred stock (8.0% cumulative,
   500,000 shares outstanding).............           25,000                                     -                        25,000
  Common stock (one cent par value, 50,000,000
   shares authorized; 21,130,839 shares
   outstanding at December 31, 2003).......              211                                     -          63   (3)         274
  Capital stock............................                -      59,500                    59,500     (59,500)  (2)           -
  Additional paid-in capital...............          173,138                                     -     165,612   (3)     338,750
  Accumulated Other Comprehensive Income
    (Loss).................................          (5,222)                     (280)       (280)         280   (2)      (5,222)
  Retained Earnings (Deficit)..............          (5,430)      11,600         (724)      10,876         724   (2)      (5,430)
                                                                                                       (11,600)  (1)
                                                  ----------  ----------   ----------   ----------   ---------       -----------
          Total shareholders' equity.......          187,697      71,100       (1,004)      70,096      95,579           353,372
                                                  ----------  ----------   ----------   ----------   ---------       -----------
          Total............................       $  810,326  $  274,793   $      (29)  $  274,764   $  91,306       $ 1,176,396
                                                  ==========  ==========   ==========   ==========   =========       ===========


See accompanying notes to the unaudited pro forma consolidated balance sheet.

           NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               (100% ACQUISITION)
                             AS OF DECEMBER 31, 2003

1. Reflects an adjustment to eliminate shareholder loans, a portion of which is expected to be repaid prior to closing and the balance is expected to be offset against retained earnings.

2. Reflects the cash payment and allocation of the estimated aggregate purchase price for Nordural, including acquired cash and estimated transaction fees and expenses (subject to adjustment for an additional payment not to exceed $25.0 million due upon commencement of the expansion). Acquired cash reflects pro forma cash on the balance sheet of Nordural which Century has agreed to purchase. Century will also compensate the seller for the cash flow generated by the business from December 31, 2003 through closing which could be material.

PURCHASE PRICE:

Purchase price                                $ 150,000
Acquired cash                                    13,175
Transaction fees and expenses                     2,500
                                              ---------
Total purchase price                          $ 165,675

PRELIMINARY ALLOCATION OF PURCHASE PRICE:

Current assets                                $  33,370
Property, plant and equipment                   332,700
Current liabilities                             (23,368)
Noncurrent liabilities                         (177,027)
                                              ---------
Total purchase price                          $ 165,675

3. Records the proceeds, net of financing costs, from Century's anticipated issuance and sale of common stock to finance the Nordural acquisition.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               (100% ACQUISITION)
                          YEAR ENDED DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 U.S. GAAP   U.S. GAAP     PRO FORMA     PRO FORMA
                                                         CENTURY       NORDURAL ADJUSTMENTS  NORDURAL     ADJUSTMENTS   CONSOLIDATED
                                                         -------       -------- -----------  --------     -----------   ------------
NET SALES:
Third-party customers..................................  $ 660,593   $  100,939             $  100,939                  $   761,532
Related parties .......................................    121,886            -                      -                      121,886
                                                         ---------   ----------  ------     ----------  ----------      -----------
                                                           782,479      100,939       -        100,939           -          883,418
Cost of Goods Sold ....................................    734,441       82,003     231         82,234      (2,977) (1)     810,534
                                                                                                            (3,164) (2)
                                                         ---------   ----------  ------     ----------  ----------      -----------
Gross Profit ..........................................     48,038       18,936    (231)        18,705       6,141           72,884
Selling, General and Administrative Expenses...........     20,833          558                    558                       21,391
                                                         ---------   ----------  ------     ----------  ----------      -----------
Operating Income ......................................     27,205       18,378    (231)        18,147       6,141           51,493

Interest Expense - Third Party.........................    (41,269)      (5,401)                (5,401)                     (46,670)
Interest Expense - Related Party.......................     (2,579)                                                          (2,579)
Interest Income........................................        339                                                              339
Net Gain (Loss) On Forward Contracts ..................     25,691            -                      -                       25,691
Investment income......................................                   3,063                  3,063                        3,063
Other Income (Expense) -- Net .........................       (688)           -                      -                         (688)
                                                         ---------   ----------  ------     ----------  ----------      -----------
Income (Loss) Before Income Taxes and Minority Interest      8,699       16,040    (231)        15,809       6,141           30,649
Income Tax Benefit (Expense) ..........................     (2,841)      (2,887)     41         (2,846)     (2,149) (3)     (10,523)
                                                                                                            (2,687) (4)
                                                         ---------   ----------  ------     ----------  ----------      -----------
Income (Loss) Before Minority Interest and
  Cumulative Effect of Change in Accounting Principle..      5,858       13,153    (190)        12,963       1,305           20,126

Minority Interest .....................................        986            -                                                 986
                                                         ---------   ----------  ------     ----------  ----------      -----------
Income (Loss) before Cumulative Effect of
   Change in Accounting Principle......................      6,844       13,153    (190)        12,963       1,305           21,112
Cumulative Effect of Change in Accounting Principle,
   net of tax benefit of $3,430........................     (5,878)           -                      -                       (5,878)
                                                         ---------   ----------  ------     ----------  ----------      -----------
Net Income (Loss)......................................        966       13,153    (190)        12,963       1,305           15,234
Preferred Dividends ...................................     (2,000)           -                      -                       (2,000)
                                                         ---------   ----------  ------     ----------  ----------      -----------
Net Income (Loss) Applicable to Common Shareholders ...  $  (1,034)  $   13,153  $ (190)    $   12,963  $    1,305      $    13,234
                                                         =========   ==========  ======     ==========  ==========      ===========


EARNINGS (LOSS) PER COMMON SHARE:
  Basic:

Income (Loss) before cumulative effect of change in
   accounting principle................................  $    0.23                                                      $      0.69
Cumulative effect of change in accounting principle....      (0.28)                                                           (0.21)
                                                         ---------                                                      -----------
     Net Income (Loss).................................  $   (0.05)                                                     $      0.48
                                                         =========                                                      ===========
  Diluted:
       Income (Loss) before cumulative effect of
          change in accounting principle...............  $    0.23                                                      $      0.69
       Cumulative effect of change in accounting
          principle....................................      (0.28)                                                           (0.21)
                                                         ---------                                                      -----------
     Net Income (Loss).................................  $   (0.05)                                                     $      0.48
                                                         =========                                                      ===========

                                                                                 U.S. GAAP   U.S. GAAP     PRO FORMA     PRO FORMA
                                                         CENTURY       NORDURAL ADJUSTMENTS  NORDURAL     ADJUSTMENTS   CONSOLIDATED
                                                         -------       --------------------  --------     -----------   ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

  Basic ...............................................     21,073                                           6,557  (5)      27,630
                                                         =========                                           =====      ===========
  Diluted .............................................     21,099                                           6,557  (5)      27,656
                                                         =========                                           =====      ===========

  See accompanying notes to the unaudited pro forma consolidated statement of operations.

                        NOTES TO THE UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                               (100% ACQUISITION)
                          YEAR ENDED DECEMBER 31, 2003

1. Reflects an adjustment to depreciation expense based on the preliminary purchase accounting fair market valuation of Nordural's property, plant and equipment using an estimated average useful life of 35 years.

2. Reflects an adjustment to eliminate Nordural's historical amortization expense related to deferred financing and carbon anode contract costs.

3. Reflects an adjustment to record income tax expense for the effects of the pro forma adjustments using an effective tax rate of 35%.

4. Reflects an adjustment to record the incremental increase in income tax expense for the historical results of Nordural using an effective tax rate of 35% as opposed to the historical rate of 18%.

5. Records the additional shares outstanding from Century's anticipated issuance of common stock to finance the Nordural acquisition using Century's closing price per share of $26.79 as of March 15, 2004.

                                 INTRODUCTION TO
                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                               (49.9% ACQUISITION)

      The following tables present Century's unaudited pro forma consolidated balance sheet as of December 31, 2003 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2003. The unaudited pro forma consolidated financial data presented below has been derived from (1) Century's audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2003, and (2) the separate audited financial statements and accompanying notes of Nordural hf for the year ended December 31, 2003, which are included elsewhere in this Current Report of Form 8-K. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what Century's results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project Century's results of operations or financial condition as of any date or for any future period. Among other things, the unaudited pro forma consolidated financial data does not reflect the effects of Century's acquisition of the remaining 20% interest in its Hawesville primary aluminum reduction facility prior to the closing of that acquisition in April 2003.

      The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives pro forma effect to the following events as if they were consummated on January 1, 2003:

      - Century's acquisition of 49.9% of the outstanding equity shares of Nordural hf;

      - Century's anticipated issuance and sale of common stock to finance the Nordural acquisition; and

      - other adjustments that management believes are directly related to the Nordural acquisition.

      The unaudited pro forma consolidated balance sheet as of December 31, 2003 gives effect these events as if they were consummated on December 31, 2003.

      The Nordural acquisition would be accounted for using the equity method of accounting. Under the equity method of accounting, the cash payment of the estimated aggregate purchase price for 49.9% of the shares of Nordural (including transaction fees and expenses) would be allocated to the tangible assets, identifiable intangible assets and liabilities of Nordural, based upon their respective fair values, and recorded as a single line item on the unaudited pro forma consolidated balance sheet. Century would recognize its pro rata share of Nordural's earnings before income taxes, adjusted for the fair market value allocation of the purchase price, as a single line item on the unaudited pro forma consolidated statement of operations. The allocation of the purchase price, useful lives assigned to assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain preliminary assumptions that we believe are reasonable under the circumstances. Century has not yet completed the fair market value allocation to the specific assets and liabilities of Nordural. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data and the effects could be material. The acquisition of Nordural is subject to certain conditions, including the successful completion of a planned equity offering, and there can be no assurance that the acquisition will be consummated.

      The unaudited pro forma consolidated financial data should be read in conjunction with: (1) Century's audited consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Annual Report on Form 10-K for the year ended December 31, 2003; and (2) the separate audited financial statements and accompanying notes of Nordural included elsewhere in this Current Report on Form 8-K.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               (49.9% ACQUISITION)
                             AS OF DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                                   PRO FORMA          PRO FORMA
                                                                    CENTURY       ADJUSTMENTS          CENTURY
                                                                    -------       -----------          -------
ASSETS:
CURRENT ASSETS:
   Cash and cash equivalents .................................     $  28,204      $  84,074  (2)      $  28,204
                                                                                    (84,074) (1)
   Accounts receivable - net .................................        51,370             --              51,370
   Due from affiliates .......................................        10,957             --              10,957
   Inventories ...............................................        89,360             --              89,360
   Prepaid and other current assets ..........................         4,101             --               4,101
   Deferred taxes - current portion ..........................         3,413             --               3,413
                                                                   ---------      ---------           ---------
     Total current assets ....................................       187,405             --             187,405
Property, plant and equipment - net ..........................       494,957             --             494,957
Intangible assets - net ......................................        99,136             --              99,136
Investment in Nordural .......................................            --         84,074  (1)         84,074
Other assets .................................................        28,828             --              28,828
                                                                   ---------      ---------           ---------
     Total ...................................................     $ 810,326      $  84,074           $ 894,400
                                                                   =========      =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Current Liabilities:
                                                                                  $      --
   Accounts payable, trade ...................................     $  34,829             --           $  34,829
   Due to affiliates .........................................        27,139             --              27,139
   Industrial revenue bonds ..................................         7,815             --               7,815
   Accrued and other current liabilities .....................        30,154             --              30,154
   Accrued employee benefits costs - current portion .........         8,934      ---------               8,934
                                                                   ---------             --           ---------
     Total current liabilities ...............................       108,871             --             108,871
                                                                                         --
Long term debt - net .........................................       322,310             --             322,310
Notes payable - affiliates ...................................        14,000             --              14,000
Accrued pension benefits costs - less current portion ........        10,764             --              10,764
Accrued postretirement benefits costs - less current portion .        78,218             --              78,218
Other liabilities ............................................        33,372      ---------              33,372
Deferred taxes ...............................................        55,094             --              55,094
                                                                   ---------                          ---------
     Total noncurrent liabilities ............................       513,758                            513,758

CONTINGENCIES AND COMMITMENTS
SHAREHOLDERS' EQUITY:

   Convertible preferred stock (8.0% cumulative, 500,000                                 --
     shares outstanding) .....................................        25,000                             25,000
   Common stock ($0.01 par value, 50,000,000 shares
     authorized; 21,130,839 shares outstanding at December 31,                           32  (2)
     2003) ...................................................           211         84,042  (2)            243
   Additional paid-in capital ................................       173,138             --             257,180
   Accumulated other comprehensive loss ......................        (5,222)            --              (5,222)
   Accumulated deficit .......................................        (5,430)     ---------              (5,430)
                                                                   ---------         84,074           ---------
     Total shareholders' equity ..............................       187,697      ---------             271,771
                                                                   ---------      $  84,074           ---------
     Total ...................................................     $ 810,326      =========           $ 894,400
                                                                   =========                          =========

See the accompanying notes to the unaudited pro forma consolidated balance sheet as of December 31, 2003.

           NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               (49.9% ACQUISITION)
                             AS OF DECEMBER 31, 2003

(1) Reflects the cash payment of the estimated aggregate purchase price for 49.9% of the shares of Nordural, including acquired cash, transaction fees and expenses. Acquired cash reflects Century's pro rata share of pro forma cash on the balance sheet of Nordural which Century has agreed to purchase. Century will also compensate the seller for its pro rata share of the cash flow generated by the business from December 31, 2003 through closing which could be material.

Purchase price ..............     $75,000
Acquired cash ...............       6,574
Transaction fees and expenses       2,500
                                  -------
Total purchase price ........     $84,074

(2) Records the proceeds, net of financing costs, from Century's anticipated issuance of common stock to finance the Nordural acquisition.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               (49.9% ACQUISITION)
                          YEAR ENDED DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              PRO FORMA      PRO FORMA
                                                                CENTURY      ADJUSTMENTS    CONSOLIDATED
                                                                -------      -----------    ------------
NET SALES:
   Third-party customers .................................     $ 660,593      $      --      $ 660,593
   Related parties .......................................       121,886             --        121,886
                                                               ---------      ---------      ---------
                                                                 782,479             --        782,479
Cost of goods sold .......................................       734,441             --        734,441
                                                               ---------      ---------      ---------
Gross profit .............................................        48,038             --         48,038
Selling, general and administrative expenses .............        20,833             --         20,833
                                                               ---------      ---------      ---------
Operating income .........................................        27,205             --         27,205
Interest expense - third party ...........................       (41,269)            --        (41,269)
Interest expense - related parties .......................        (2,579)            --         (2,579)
Interest income ..........................................           339             --            339
Net gain on forward contracts ............................        25,691             --         25,691
Equity income in Nordural ................................                        6,320 (1)      6,320
Other income (expense) - net .............................          (688)            --           (688)
                                                               ---------      ---------      ---------
Income  before income taxes and minority interest ........         8,699          6,320         15,019
Income tax benefit (expense) .............................        (2,841)        (2,212)(2)     (5,053)
                                                               ---------      ---------      ---------
Income before minority interest and cumulative effect of .
   change in accounting principle ........................         5,858          4,108          9,966
Minority interest ........................................           986             --            986
                                                               ---------      ---------      ---------
Income before cumulative effect of change in accounting
   principle .............................................         6,844          4,108         10,952
Cumulative effect of change in accounting principle,
   net of tax benefit of $3,430 ..........................        (5,878)            --         (5,878)
                                                               ---------      ---------      ---------
Net income ...............................................           966          4,108          5,074
Preferred dividends ......................................        (2,000)            --         (2,000)
                                                               ---------      ---------      ---------
Net income (loss) applicable to common shareholders ......     $  (1,034)     $   4,108      $   3,074
                                                               =========      =========      =========
EARNINGS (LOSS) PER COMMON SHARE:
Basic:
   Income before cumulative effect of change in accounting
     principle ...........................................     $    0.23      $      --      $    0.37
   Cumulative effect of change in accounting principle ...         (0.28)            --          (0.24)
                                                               ---------      ---------      ---------
   Net income (loss) .....................................     $   (0.05)     $      --      $    0.13
                                                               =========      =======        =========
Diluted:
   Income before cumulative effect of change in accounting
     principle ...........................................     $    0.23      $      --      $    0.37
   Cumulative effect of change in accounting principle ...         (0.28)            --          (0.24)
                                                               ---------      ---------      ---------
   Net income (loss) .....................................     $   (0.05)     $      --      $    0.13
                                                               =========      =========      =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS):

Basic ....................................................        21,073          3,325 (3)     24,398
                                                               =========      =========      =========
Diluted ..................................................        21,099          3,325 (3)     24,424
                                                               =========      =========      =========


See the accompanying notes to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2003.

                        NOTES TO THE UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                               (49.9% ACQUISITION)
                          YEAR ENDED DECEMBER 31, 2003

(1) Reflects an adjustment to record Century's 49.9% share of Nordural's U.S. GAAP earnings before income taxes, adjusted for additional depreciation attributable to the excess purchase price ascribed to fixed assets using an estimated useful life of 35 years, calculated as follows:

U.S. GAAP net income ..................................................     $ 12,963
Income tax benefit on U.S. GAAP adjustments ...........................          (41)
Income tax expense on Icelandic GAAP profit ...........................        2,887
                                                                            --------
U.S. GAAP earnings before income taxes ................................       15,809
Ownership .............................................................         49.9%
                                                                            --------
Equity income in Nordural before amortization .........................        7,888
Estimated amortization of excess purchase price .......................       (1,568)
                                                                            --------
Equity income in Nordural .............................................     $  6,320
                                                                            ========


(2) Reflects an adjustment to record income tax expense for the effects of the pro forma adjustment using an effective tax rate of 35%.

(3) Records the additional shares outstanding from Century's issuance and sale of common stock to finance the Nordural acquisition using Century's closing price per share of $26.79 as of March 15, 2004.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (C)   EXHIBITS.

      The following exhibits are filed with this report on Form 8-K:

                                  EXHIBIT INDEX

Exhibit Number    Description

23.1              Consent of PricewaterhouseCoopers hf.

99.1 Press Release, dated March 16, 2004, announcing agreement with Columbia Ventures Corporation.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           CENTURY ALUMINUM COMPANY

Date: March 16, 2004       By:          /s/ Gerald J. Kitchen
                                -----------------------------------------
                                Name:  Gerald J. Kitchen
                                Title: Executive Vice President, General
                                       Counsel, Chief Administrative
                                       Officer and Secretary

                                  EXHIBIT INDEX

Exhibit Number    Description

23.1              Consent of PricewaterhouseCoopers hf.

99.1 Press Release, dated March 16, 2004, announcing agreement with Columbia Ventures Corporation.